EXHIBIT 4.5

ARTICLES OF AMENDMENT

OF ARTICLES OF INCORPORATION

CONTAINING THE

DESIGNATION OF RIGHTS AND PREFERENCES OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF

WMI HOLDINGS CORP.

These Articles of Amendment containing the Statement of Rights and Preferences of the Series A Preferred Stock of WMI Holdings Corp., a Washington corporation (the “Corporation”), are executed by the Corporation, pursuant to the provisions of RCW 23B.01.200, 23B.06.020 and 23B.10.060, as follows:

1. The name of the Corporation is WMI Holdings Corp.

2. Effective upon filing of these Articles of Amendment with the Secretary of State of Washington, a new series of preferred stock is hereby established and designated Series A Convertible Preferred Stock (“Series A Stock”), and the preferences, limitations and relative rights of such Series A Stock shall be as set forth on Exhibit A.

3. The date of the adoption of the amendment by the Board of Directors of the Corporation was January 29, 2014.

4. This amendment to the Articles of Incorporation was duly adopted by the Board of Directors of the Corporation, and shareholder approval was not required pursuant to RCW 23B.06.020(4).

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment in an official and authorized capacity under penalty of perjury this 30th day of January, 2014.

WMI HOLDINGS CORP.

By:	/s/ Charles Edward Smith
	Name:	Charles Edward Smith
	Title:	Interim CEO & Secretary

EXHIBIT A

SERIES A CONVERTIBLE PREFERRED STOCK AND DESIGNATION OF

RIGHTS AND PREFERENCES

There is hereby designated a series of Convertible Preferred Stock (the “Series A Preferred Stock”), consisting of One Million (1,000,000) shares and having a par value of $0.00001 per share. The Series A Preferred Stock shall have the following rights, preferences and limitations:

1. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

An “Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

“Board” means the board of directors of the Corporation.

“business day” shall mean any day other than a Saturday, Sunday or day on which banking institutions are authorized or required by law to be closed in the State of Washington or the State of New York.

“Common Stock” means the common stock, par value $0.00001 per share, of the Corporation.

“Common Stock Outstanding” has the meaning set forth in Section 6.6.

“Conversion Price” has the meaning set forth in Section 6.1(a).

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Shares in accordance with the terms of Section 6.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, including any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Corporation” means WMI Holdings Corp., a Washington corporation.

“Date of Issuance” means, for any Share, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

“KKR” means KKR Fund Holdings L.P., a Cayman Islands limited partnership.

“Liquidation” has the meaning set forth in Section 3.1.

“Liquidation Value” means, with respect to any Share on any given date, $0.00001 (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Series A Preferred Stock), plus all declared but unpaid dividends on all such Shares.

“Majority Interest” has the meaning set forth in Section 4.2.

“Per Share Price” means $11.072192.

“Permitted Transferees” means any Affiliate of KKR.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series A Preferred Stock” has the meaning set forth in the Preamble.

“Share” means a share of Series A Preferred Stock.

“Transfer Taxes” has the meaning set forth in Section 7.

2. Dividends. If the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by the Corporation of shares of Common Stock for cash, securities or property, the Corporation shall simultaneously declare and pay a dividend on the Shares on a pro rata basis with the Common Stock determined on an as-converted basis assuming all Shares had been converted pursuant to Section 6 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined). Without the written consent of a Majority Interest, the Corporation shall not declare or pay any dividends on shares of Common Stock unless the holders of the Shares then outstanding shall simultaneously receive participating dividends on a pro rata basis as described in the immediately preceding sentence.

3. Liquidation.

3.1 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the holders of Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Shares held by such holder or (ii) the amount the holders of Shares then outstanding would be entitled to if they participated with the holders of shares of Common Stock then outstanding, pro rata as a single class based on the number of outstanding shares of Common Stock on an as-converted basis held by each holder as of immediately prior to the Liquidation, in the distribution of all the remaining assets and funds of the Corporation available for distribution to its shareholders.

3.2 Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Shares the full amount of the aggregate Liquidation Value of all Shares held by such holders that such holders are entitled to under Section 3.1(a)(i), then (i) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full amount of the Liquidation Value which would otherwise be payable in respect of the Shares in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, (ii) the holders of the Shares shall share in any distribution of the remaining assets and funds of the Corporation made to the holders of any securities pari passu to the Shares on a pro rata basis and (iii) the Corporation shall not make or agree to make any payments to the holders of Common Stock or any securities junior to the Shares.

3.3 Merger, etc. For purposes of this Section 3, the merger or consolidation of the Corporation with or into any other corporation or other entity, or the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

4. Voting.

4.1 Voting Generally. Each holder of outstanding Shares shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration (whether at a meeting of shareholders of the Corporation, by written action of shareholders in lieu of a meeting or otherwise) including, without limitation, with respect to any merger, consolidation or sale of control of the Corporation or a sale of all or substantially all of the assets of the Corporation. In any such vote, each Share shall be entitled to a number of votes equal to the number of shares of Common Stock into which the Share is convertible pursuant to Section 6 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares shall be entitled to notice of all shareholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.

4.2 Special Voting Rights. Without the prior written consent of holders of not less than a majority of the then total outstanding Shares (a “Majority Interest”), voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such holders, and any other applicable shareholder approval requirements required by law, the Corporation shall not amend, alter, modify or repeal the rights, preferences and limitations of the Series A Preferred Stock (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect), provided that, for the avoidance of doubt, the prior written consent of a Majority Interest shall not be required with respect to any merger, consolidation or sale of control of the Corporation or a sale of all or substantially all of the assets of the Corporation. Notwithstanding the foregoing, without the prior written consent of a Majority Interest, in the event of a merger for the primary purpose of reincorporating the Company in another state or territory the Shares shall remain outstanding subject to the terms and conditions hereof.

5. No Redemption. The Shares shall not be redeemable.

6. Conversion.

6.1 Holder Conversion

(a) Right to Convert. Subject to the provisions of this Section 6, at any time and from time to time on or after the Date of Issuance, any holder of Series A Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares held by such holder into an aggregate number of shares of Common Stock as is determined by (i) dividing (x) the Per Share Price plus declared but unpaid dividends on a Share by (y) the Conversion Price in effect immediately prior to such conversion, and then (ii) multiplying the result by the number of Shares (including any fraction of a Share) to be converted. The initial conversion price per Share (the “Conversion Price”) shall be $1.10, subject to adjustment as applicable in accordance with Section 6.6 below.

(b) Procedures for Holder Conversion. In order to effectuate a conversion of Shares pursuant to Section 6.1(a), a holder shall (a) submit a written election (which election can be contingent if the contingency is a merger, consolidation or sale of control of the Corporation) to the Corporation that such holder elects to convert Shares, the number of Shares elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) (which certificates and stock powers shall be held in custody for such holder if the conversion is contingent on a merger, consolidation or sale of control of the Corporation) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series A Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (a) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 6.1(a) and, if applicable (b) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of Shares (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges, encumbrances and preemptive rights with respect to the issuance thereof. If at the time of conversion the Common Stock is listed, the Corporation will procure, at its sole expense, the listing of the shares of Common Stock, subject to issuance or notice of issuance on the principal domestic stock exchange or inter-dealer quotation system on which the Common Stock is then listed or traded.

6.2 Mandatory Conversion. Subject to the provisions of this Section 6, if, at any time on or after the Date of Issuance, KKR or any Permitted Transferees shall have transferred any shares of Series A Preferred Stock, other than transfers to a Permitted Transferee, such transferred shares will be automatically converted into an aggregate number of shares of Common Stock as determined pursuant to Section 6.1(a) above. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges, encumbrances and preemptive rights with respect to the issuance thereof.

6.3 Effect of Conversion. All Shares converted as provided in this Section 6 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time.

6.4 Reservation of Stock. The Corporation shall at all times when any Shares are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Shares, such number of shares of Common Stock issuable upon the conversion of all outstanding Shares pursuant to this Section 6, taking into account any adjustment to such number of shares so issuable in accordance with Section 6.6 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares, other than pursuant to any restrictions on the transfer of securities as set forth in the Articles of Incorporation of the Corporation.

6.5 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares pursuant to Sections 6.1 and 6.2 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.

6.6 Adjustment to Conversion Price and Conversion Shares Upon Subdivision or Combination of Common Stock. The Conversion Price shall be subject to adjustment from time to time in accordance with this Section 6.6. The term “Common Stock Outstanding” at any time shall mean the number of shares of Common Stock outstanding on a fully-diluted basis (including the shares of Common Stock issuable in respect of all outstanding options, warrants and securities convertible into or exercisable or exchangeable for shares of Common Stock).

(a) If the Corporation, at any time or from time to time after the Date of Issuance while any of the Shares are outstanding, effects a share split, reverse share split, share combination or subdivision (by a recapitalization or otherwise) in respect of the Common Stock, then the Conversion Price shall be adjusted based on the following formula:

where

	CP0	=	the Conversion Price in effect on the business day immediately preceding the effective date of such share split, reverse share split, share combination or subdivision, as applicable;

	CP1	=	the Conversion Price in effect on the effective date of such share split, reverse share split, share combination or subdivision, as applicable;

	OS0	=	the number of shares of Common Stock Outstanding at the close of business on the business day immediately preceding the effective date of such share split, reverse share split, share combination or subdivision, as applicable; and

	OS1	=	the number of shares of Common Stock that would be Outstanding immediately after, and solely as a result of, such share split, reverse share split, share combination or subdivision, as applicable.

(b) Whenever the Conversion Price shall be adjusted as provided in this Section 6.6, the Corporation shall forthwith file, at each office of the Corporation designated for the conversion of Series A Preferred Stock, a statement, signed by an authorized officer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of Shares at the address appearing in the Corporation’s records.

7. Transfer Taxes. The issue of (a) the Series A Preferred Stock and (b) shares of Common Stock upon conversion of the Series A Preferred Stock shall each be made without charge to any holder of shares of Series A Preferred Stock for any transfer, documentary, stamp, sales, use, registration, issue or similar tax (“Transfer Taxes”) or other incidental expense in respect of the issuance of such certificates, all of which Transfer Taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the holder of the Series A Preferred Stock to be converted, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

8. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand on a business day; (b) when received by the addressee if sent by a nationally recognized overnight courier; (c) on the business day sent by facsimile or e-mail of a PDF document if sent prior to 5:00 PM (New York time), and on the next business day if sent after; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any shareholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a shareholder as shall be specified in a notice given in accordance with this Section 8).

9. Amendment and Waiver. No provision of this Designation of Rights and Preferences may be amended, modified or waived except by an instrument in writing executed by the Corporation and a Majority Interest, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Shares.

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